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FORM 4
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction. 1(b)

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1.   Name and Address of Reporting Person

  von Finck                     August-Francois
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   (Last)                           (First)             (Middle)

  Pacellistrasse 4
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                                    (Street)

   Munich                           Germany              80333
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

                          Homestake Mining Company (HM)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

                                    June 1999

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

     [ ]  Form filed by the Reporting Person
          Form filed by more than one
     [X]  Reporting Person


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

1. Title of Security            2. Transaction Date      3. Transaction Code (Instr. 8)        4. Securities Acquired (A) or
                                (Month/Day/Year)                                               Disposed of (D) (Instr. 3, 4, 5)
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value        06/02/98                      P                         891,000            A            7.82
------------------------------------------------------------------------------------------------------------------------------------

  Common Stock, $.01 par value        06/03/98                      P                         141,900            A            7.91
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  Common Stock, $.01 par value        06/07/98                      P                         250,000            A            7.87
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  Common Stock, $.01 par value        06/08/98                      P                         282,000            A            7.93
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  Common Stock, $.01 par value        06/09/98                      P                         594,000            A            7.91
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  Common Stock, $.01 par value        06/10/98                      P                          65,000            A            7.91
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $.01 par value        06/11/98                      P                          34,000            A            7.97

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

5. Amount of Securities         6. Ownership Form:           7. Nature of indirect
Beneficially Owned at End of    Direct (D) or indirect       beneficial ownership
Month (Instr. 3 and 4)          (I) (Instr. 4)               (Instr. 4)
----------------------------------------------------------------------------------
       32,257,900                         I                   see fn. 1 (page 4)
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       32,257,900                         I                   see fn. 1 (page 4)
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       32,257,900                         I                   see fn. 1 (page 4)
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       32,257,900                         I                   see fn. 1 (page 4)
----------------------------------------------------------------------------------
       32,257,900                         I                   see fn. 1 (page 4)
----------------------------------------------------------------------------------
       32,257,900                         I                   see fn. 1 (page 4)
----------------------------------------------------------------------------------
       32,257,900                         I                   see fn. 1 (page 4)
----------------------------------------------------------------------------------

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

If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). Reminder. Report on a separate line for each class of securities beneficially owned directly or indirectly.

      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

=============================================================================================================================

1. Title of      2. Conversion of           3. Transaction Date     4. Transaction        5. Number of Derivative Securities
Derivation          Exercise Price of          (Month/Day/Year)        Code (Instr. 8)       Acquired (A) or Disposed of (D)
Security            Derivative Security        (Instr. 4)                                    (Instr. 3, 4, 5)
(Instr. 3)
-----------------------------------------------------------------------------------------------------------------------------
                                                                           ____________________________________ Code
                                                                           V                (A)                     (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

=============================================================================================================================


=================================================================================================================================
6. Date Exercisable and     7. Title and Amount of     8. Price of Derivative   Title of Derivative   9. Number of Derivative
   Expiration Date             Underlying Securities      Security (Instr. 5)   Security                 Securities Beneficially
   (Month/Day/Year)            (Instr. 3 and 4)                                 Instr. 3)                Owned at End of Month
                                                                                                         (Instr. 4)
Date         Expiration                   Amount of
Exercisable    Date         Title         Number of
                                          Shares
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================


=========================================================
10. Ownership Form of            11. Nature of Indirect
    Derivative Security              Beneficial Ownership
    Direct (D) or Indirect (I)       (Instr. 4)
    (Instr. 4)
---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

---------------------------------------------------------

=========================================================


Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                              Date: June 9, 1998

August-Francois von Finck

By: /s/Ernst Knut Stahl
    -----------------------------
    Ernst Knut Stahl, attorney in fact


By: /s/Rainer Nocon
    ------------------------------
    Rainer Nocon, attorney in fact

                             JOINT FILER INFORMATION



Name:                               August von Finck

Address:                            Pacellistrasse 4, 80333 Munich, Germany

Designated Filer:                   August-Francois von Finck

Issuer & Ticker Symbol:             Homestake Mining Company (HMS)

Statement for Month/Year:           June 1999

Note: Mr. August von Finck owns 21,000,000 shares of common stock, $.01 par value, of the Company and filed a Form 3 in his own name on July 15, 1998 and as a member of a "group" with Mr. August-Francois von Finck, Ms. Maria-Therresa von Finck and Mr. Luitpold-Ferdinand von Finck on January 7, 1998. Mr. August von Finck disclaims ownership of any securities owned by Mr. August-Francois von Finck, Ms. Maria-Therresa von Finck and Mr. Luitpold-Ferdinand von Finck and has not acquired any securities of the Company in the month of June 1999.

Signature:                          August von Finck


                                    By: /s/ Ernst Knut Stahl
                                        ---------------------------------------
                                        Ernst Knut Stahl, Attorney in fact (y)

                                    By: /s/ Rainer Nocon
                                        ---------------------------------------
                                        Rainer Nocon, Attorney in fact (y)



Name:                               Maria-Theresia von Finck

Address:                            Pacellistrasse 4, 80333 Munich, Germany

Designated Filer:                   August-Francois von Finck

Issuer & Ticker Symbol:             Homestake Mining Company (HMS)

Statement for Month/Year:           June 1999

Note: Ms. Maria Theresia von Finck owns 3,000,000 shares of common stock, $.01 par value, of the Company and filed a Form 3 as a member of a "group" with Mr. August von Finck, Mr. August-Francois von Finck and Mr. Luitpold-Ferdinand von Finck on January 7, 1998. Ms. Maria Theresia von Finck disclaims ownership of any securities owned by Mr. August von Finck, Mr. August-Francois von Finck and Mr. Luitpold-Ferdinand von Finck. Ms. Maria-Theresia von Finck has not acquired any securities of the Company in the month of June 1999.

Signature:                          Maria-Theresia von Finck

                                    By: /s/ Ernst Knut Stahl
                                        ---------------------------------------
                                        Ernst Knut Stahl, Attorney in fact

                                    By: /s/ Rainer Nocon
                                        ---------------------------------------
                                        Rainer Nocon, Attorney in fact


Name:                               Luitpold-Ferdinand von Finck

Address:                            Pacellistrasse 4, 80333 Munich, Germany

Designated Filer:                   August-Francois von Finck

Issuer & Ticker Symbol:             Homestake Mining Company (HMS)

Statement for Month/Year:           June 1999

Note: Mr. Luitpold-Ferdinand von Finck owns 5,257,900 shares of common stock, $.01 par value, of the Company and filed a Form 3 as a member of a "group" with Mr. August-Francois von Finck, Mr. August von Finck and Ms. Maria-Theresia von Finck on January 7, 1998. Mr. Luitpold-Ferdinand von Finck disclaims ownership of any securities owned by Mr. August-Francois von Finck, Mr. August von Finck and Ms. Maria-Theresia von Finck. Mr. Luitpold-Ferdinand von Finck acquired 2,257,900 shares of common stock, $.01 par value, of the Company during the month of June 1999 in acquisition transactions described on page 1.

Signature:                          Luitpold-Ferdinand von Finck

                                    By: /s/ Ernst Knut Stahl
                                        ---------------------------------------
                                        Ernst Knut Stahl, Attorney in fact

                                    By: /s/ Rainer Nocon
                                        ---------------------------------------
                                        Rainer Nocon, Attorney in fact

                             JOINT FILER INFORMATION


Footnote 1

Mr. August-Francois von Finck owns 3,000,000 shares of common stock, $.01 par value, of the Company and filed a Form 3 as a member of a "group" with Mr. August von Finck, Ms. Maria-Theresia von Finck and Mr. Luitpold-Ferdinand von Finck on January 7, 1998. Mr. August-Francois von Finck disclaims ownership of any securities owned by Mr. August von Finck, Ms. Maria-Theresia von Finck and Mr. Luitpold-Ferdinand von Finck. Mr. August-Francois von Finck has not acquired any securities of the Company in the month of June 1999.